Exhibit 99.2

Management’s Discussion and Analysis

Management’s discussion and analysis set forth in this Exhibit 99.2 has been revised to reflect UTC’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment”, (SFAS 123(R)), using the modified retrospective method described in SFAS 123(R), as well as the reclassification of interest income from segment revenues and operating profit to Eliminations and other. Management’s discussion and analysis has not been revised to reflect events or developments subsequent to the original filing date of UTC’s 2004 Form 10-K on February 10, 2005. For a discussion of events and developments subsequent to the original filing date of the 2004 Form 10-K, please refer to the reports and other information UTC has filed with the Securities and Exchange Commission since the original filing date, including UTC’s Form 10-Q for the period ended March 31, 2005.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Business Overview

UTC is a global provider of high technology products and services to the building systems and aerospace industries. Its operations are classified into six principal segments: Otis, Carrier, Chubb, Pratt & Whitney, Hamilton Sundstrand and Sikorsky Aircraft (Sikorsky). Otis, Carrier and Chubb serve customers in the commercial and residential property industries worldwide. Carrier also serves commercial and transport refrigeration customers. Pratt & Whitney, Hamilton Sundstrand and Sikorsky primarily serve commercial and government customers in the aerospace industry and also serve customers in industrial markets. Revenues from industrial markets are included in “commercial and industrial” in the table below. The percentage of consolidated revenues contributed in 2004 and 2003 by UTC’s businesses is as follows:

	2004	2003
Commercial and industrial	64%	61%
Military aerospace	18%	20%
Commercial aerospace	18%	19%

	100%	100%

In 2004 and 2003, approximately 58% and 57%, respectively, of UTC’s sales were generated from original equipment sales and 42% and 43%, respectively, were generated from aftermarket sales. UTC’s segment operating results are discussed in the Segment Review and Note 16 of the Notes to Consolidated Financial Statements.

UTC’s earnings growth strategy contemplates organic revenue growth, investments in acquisitions, new product development and product improvements.

In December 2004, UTC announced its offer to purchase 100% of the outstanding shares of Kidde plc for approximately $3.0 billion. Kidde is a U.K.– based provider of fire safety products and services, including aircraft fire protection systems, with operations in 29 countries. Kidde distributes products and services globally to commercial, industrial, aerospace and retail customers and reported 2003 revenue of approximately $1.5 billion. UTC’s offer is subject to customary conditions, including acceptance of the offer by Kidde shareholders, approval by relevant regulatory agencies and compliance with applicable filing requirements and other regulations. The transaction is expected to close at the end of the first quarter 2005. In 2004 and 2003, UTC invested $1.3 billion and $2.3 billion, including debt assumed of $220 million and $1.2 billion, respectively, in the acquisition of businesses. UTC invested in acquisitions across all its operations in 2004, including its initial purchases of Kidde shares ($450 million) and the acquisition of the commercial refrigeration business of Linde AG (Linde) ($324 million). Linde, headquartered in Germany, has annual sales of approximately $1 billion and its operations include manufacturing facilities in Europe, Asia and South America. In 2003, UTC acquisitions consisted primarily of its $2.0 billion acquisition of Chubb. The rate and extent to which appropriate acquisition opportunities are available and the rate at which acquired businesses are integrated and anticipated synergies and cost savings are achieved can affect UTC’s operations and results.

In addition, UTC invested $632 million and $182 million in 2004 and 2003, respectively, in restructuring actions across its businesses. For additional discussion of acquisitions and restructuring, see “Liquidity and

Financing Commitments”, “Restructuring and Other Costs” and Notes 2 and 11 to the Consolidated Financial Statements.

Business Environment

As worldwide businesses, UTC’s operations are affected by global, regional and industry economic and political factors. However, UTC’s geographic and industry diversity, as well as the diversity of its product sales and services, has helped limit the impact of any one industry or the economy of any single country on the consolidated operating results. Economic conditions in the commercial airline industry, global refrigeration industries, commercial heating, ventilating and air conditioning (HVAC) and commercial construction markets improved and had an overall positive impact on UTC’s consolidated operating results in 2004. Strength in commercial construction markets and continued growth in the airline revenue passenger miles are expected to contribute positively to UTC’s results in 2005.

Revenues from outside the U.S., including U.S. export sales, in dollars and as a percentage of total segment revenues, are as follows:

IN MILLIONS OF DOLLARS	2004	2003	2002	2004	2003	2002
Europe	$9,389	$7,143	$5,568	25%	23%	19%
Asia Pacific	5,717	4,499	3,641	15%	14%	13%
Other Foreign	3,288	2,588	2,566	9%	8%	9%
U.S. Exports	3,563	3,329	4,053	10%	11%	14%

International Segment Revenues	$21,957	$17,559	$15,828	59%	56%	55%

As part of its globalization strategy, UTC has invested in businesses in certain countries, including Argentina, Brazil, China, Russia and South Africa, that carry high levels of currency, political and economic risk. At December 31, 2004, UTC’s net investment in any one of these countries was less than 3% of consolidated shareowners’ equity.

During 2004, the favorable impact of translation of foreign currency-denominated operating results into U.S. dollars contributed $.18 of diluted earnings per share, largely due to the continued strengthening of the euro in relation to the U.S. dollar.

Government legislation, policies and regulations can have an impact on UTC’s worldwide operations. Government regulation of refrigerants and energy efficiency standards, elevator safety codes and fire protection regulations are important to the businesses of Carrier, Otis and Chubb, respectively. Government and market-driven safety and performance regulations, restrictions on aircraft engine noise and emissions and government procurement practices can impact UTC’s aerospace and defense businesses.

The OTIS, CARRIER and CHUBB segments comprise UTC’s commercial businesses and supply building system products and services globally. The financial performance of these segments can be influenced by a number of external factors including fluctuations in residential and commercial construction activity, interest rates, labor costs, foreign currency exchange rates, customer attrition, raw material costs and other global and political factors. Carrier’s financial performance can also be influenced by fuel prices, industry capacity, production and utilization of transport equipment, and in its residential business, weather conditions in seasonal periods.

During 2004, overall commercial construction starts in North America improved modestly over 2003 levels with continued growth expected in 2005. Building construction activity in Europe was mixed across the region but remained essentially flat overall. In Asia, construction activity continued to grow in China, but at a slightly slower pace, showed signs of weakening in South Korea, and remained essentially flat overall in the rest of the Asia Pacific region. Commodity costs increased in 2004 and these cost pressures are expected to continue into 2005.

OTIS is the world’s largest elevator and escalator manufacturing, installation and service company. Otis designs, manufactures, sells and installs a wide range of passenger and freight elevators, escalators and moving walkways. In addition to new equipment, Otis provides modernization products to upgrade elevators and escalators as well as maintenance services for the products it sells and those of other manufacturers. Otis serves an international customer base, principally in the commercial and residential property industries. In 2004, 79% of its revenues were generated outside the U.S.

CARRIER is the world’s largest manufacturer and distributor of heating, ventilating and air conditioning (HVAC) systems, refrigeration and food service equipment, and related controls, for residential, commercial, industrial and transportation applications. Carrier also provides aftermarket services and components for the products it sells and those of other manufacturers in both the HVAC and refrigeration industries. During 2004, 51% of Carrier’s revenues were generated outside the U.S. and by U.S. exports. In 2004, strength in housing starts favorably impacted North American residential operations and the transport refrigeration business remained strong. Global pricing trends and increased commodity costs are expected to continue to present challenges to the North American and international HVAC and commercial refrigeration markets in 2005. In response to commodity cost increases, Carrier has announced price increases on many of its products.

CHUBB is a global provider of security and fire protection products and services and was acquired by UTC on July 28, 2003. In the electronic security industry, Chubb provides system integration, installation and service of intruder alarms, access control systems and video surveillance systems. In the fire protection industry, Chubb provides system integration, installation and service of portable and fixed suppression systems and fire detection systems. Chubb also provides monitoring, response and security personnel services, including cash-in-transit security, to complement both the fire and electronic security equipment businesses. Chubb’s operations are predominantly outside the U.S. and Chubb holds significant business positions in the U.K., France, Hong Kong, Australia, Canada and South Africa. During 2004, 96% of Chubb’s revenues were generated outside the U.S.

The PRATT & WHITNEY, HAMILTON SUNDSTRAND and SIKORSKY segments comprise UTC’s aerospace businesses and produce and service commercial and government aerospace and defense products and also serve customers in industrial markets. The financial performance of these segments is directly tied to the aerospace and defense industries. Traffic growth, load factors, worldwide airline profits, and general economic activity have been reliable indicators for new aircraft and aftermarket orders in the aerospace industry. Spare part sales and aftermarket service trends are impacted by many factors including usage, pricing, regulatory changes and retirement of older aircraft. Performance in the general aviation sector is closely tied to the overall health of the economy and is positively correlated to corporate profits.

Conditions in the airline industry improved overall in 2004, with increased revenue passenger miles and increased large commercial and business jet new equipment demand. The commercial airline industry, however, continues to experience poor financial performance. As such, airlines and aircraft manufacturers will continue to pursue lower cost packages from their suppliers. Revenue passenger miles are expected to increase in 2005 and result in increased commercial aerospace volume in 2005.

UTC’s total sales to the U.S. Government increased in 2004 to $5.5 billion or 15% of total sales, compared with $5.3 billion or 17% of total sales in 2003 and $4.6 billion or 16% of total sales in 2002. The defense portion of UTC’s aerospace businesses is affected by changes in market demand and the global political environment. UTC’s participation in long-term production and development programs for the U.S. Government has contributed positively to UTC’s results in 2004 and is expected to continue to benefit results in 2005, but at lower levels than in 2004.

PRATT & WHITNEY is among the world’s leading suppliers of commercial, general aviation and military aircraft engines. Pratt & Whitney provides spare parts and aftermarket and fleet management services primarily for the engines it produces, along with power generation and space propulsion systems. These products and services must adhere to strict regulatory and market driven safety and performance standards. These standards, along with the long duration of aircraft engine programs, create uncertainty regarding engine program profitability. The aftermarket business is impacted by competition and technological improvements to newer generation engines that increase reliability. Pratt & Whitney continues to enhance its programs through performance improvement measures and product base expansion. Manufacturing and aftermarket operations are benefiting from restructuring actions aimed at improving efficiency and from selective acquisitions and ventures. Product base expansion includes Pratt & Whitney’s development of large commercial engines for the narrow-bodied and wide-bodied aircraft markets and small commercial engines that have already been selected for new light jet aircraft programs. Investments in new commercial engines involve significant financial risk due to the size of the investment required and the technical issues surrounding new engine development. In order to lessen its risk on engine development programs and to improve program economics, Pratt & Whitney has entered into collaboration arrangements. Pratt & Whitney is also positioned to deliver engines and aftermarket products and services for next generation fighter aircraft to both U.S. and foreign governments, including the Air Force’s F/A-22 and F-35 Joint Strike Fighter aircraft.

HAMILTON SUNDSTRAND is among the world’s leading suppliers of technologically advanced aerospace and industrial products and aftermarket services for diversified industries worldwide. Aerospace products include systems for power generation, management and distribution, and for flight, engine, fuel and environmental controls, auxiliary power units and propeller systems. Industrial products include air compressors, metering devices, fluid handling equipment and gear drives. Hamilton Sundstrand is responding to industry conditions by focusing on development of new product and service offerings, acquisitions and actions aimed at improving efficiency and aftermarket growth opportunities. Hamilton Sundstrand is engaged in development programs for a variety of new commercial and military aircraft platforms, including the design and development of significant systems for the Boeing 787 aircraft, as well as for the Airbus A380 commercial aircraft and the A400M military aircraft. Hamilton Sundstrand is also engaged in development contracts for NASA and its prime contractors for a variety of products for international space programs.

SIKORSKY is one of the world’s largest manufacturers of military and commercial helicopters and provides aftermarket helicopter and aircraft products and services. Sikorsky has responded to continued overcapacity among helicopter manufacturers by improving its cost structure, increasing the capabilities of its existing products, developing new products and expanding its aftermarket business. In its government business, Sikorsky continues to supply Black Hawk helicopters and their derivatives to the U.S. and foreign governments. In February 2004, Sikorsky, in a joint venture arrangement with Boeing, received notice of the U.S. Army’s decision to terminate the RAH-66 Comanche helicopter program as part of its reassessment of the Army’s aviation needs. Sikorsky began deliveries of the S-92 medium lift helicopter for the commercial market in 2004. Sikorsky is also developing the H-92, a military derivative of the S-92. In November 2004, Sikorsky signed contracts with the Canadian government for delivery and logistical support of 28 H-92 helicopters beginning in 2008.

Critical Accounting Estimates

Preparation of UTC’s financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 to the Consolidated Financial Statements describes the significant accounting policies used in preparation of the Consolidated Financial Statements. Management believes the most complex and sensitive judgments, because of their significance to the Consolidated Financial Statements, result primarily from the need to make estimates about the effects of matters that are inherently uncertain. The most significant areas involving management judgments and estimates are described below. Actual results in these areas could differ from management’s estimates.

LONG-TERM CONTRACT ACCOUNTING. UTC utilizes percentage of completion accounting on certain of its long-term contracts. The percentage of completion method requires estimates of future revenues and costs over the full term of product delivery.

Losses, if any, on long-term contracts are provided for when anticipated. Loss provisions on original equipment contracts are recognized to the extent that estimated inventoriable manufacturing, engineering, estimated product warranty and product performance guarantee costs exceed the projected revenue from the products contemplated under the contractual arrangement. Products contemplated under the contractual arrangement include products purchased under the contract and, in the aerospace businesses, required replacement parts that are purchased separately and subsequently for incorporation into the original equipment. Revenue projections used in determining contract loss provisions are based upon estimates of the quantity, pricing and timing of future product deliveries. Losses are recognized on shipment to the extent that inventoriable manufacturing costs, estimated warranty costs and product performance guarantee costs exceed revenue realized. The extent of progress toward completion on UTC’s long-term commercial aerospace equipment and helicopter contracts is measured using units of delivery. In addition, UTC uses the cost-to-cost method for development contracts in the aerospace businesses and for elevator and escalator installation and modernization contracts. For long-term aftermarket contracts revenue is recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract. Contract accounting also requires estimates of future costs over the performance period of the contract as well as an estimate of award fees and other sources of revenue.

Contract costs are incurred over a period of time, which can be several years, and the estimation of these costs requires management’s judgement. The long-term nature of these contracts, the complexity of the products, and the strict safety and performance standards under which they are regulated can affect UTC’s ability to estimate costs precisely. As a result, UTC reviews and updates its cost estimates on significant contracts on a quarterly basis, and no less than annually for all others, or when circumstances change and warrant a modification to a previous estimate. Adjustments to contract loss provisions are recorded in earnings upon identification.

INCOME TAXES. The future tax benefit arising from net deductible temporary differences and tax carryforwards is $2.8 billion at December 31, 2004 and $2.9 billion at December 31, 2003. Management believes that UTC’s earnings during the periods when the temporary differences become deductible will be sufficient to realize the related future income tax benefits. For those jurisdictions where the expiration date of tax carryforwards or the projected operating results indicate that realization is not likely, a valuation allowance is provided.

In assessing the need for a valuation allowance, UTC estimates future taxable income, considering the feasibility of ongoing tax planning strategies and the realizability of tax loss carryforwards. Valuation allowances related to deferred tax assets can be impacted by changes to tax laws, changes to statutory tax rates and future taxable income levels. In the event UTC were to determine that it would not be able to realize all or a portion of its deferred tax assets in the future, UTC would reduce such amounts through a charge to income in the period in which that determination is made. Conversely, if UTC were to determine that it would be able to realize its deferred tax assets in the future in excess of the net carrying amounts, UTC would decrease the recorded valuation allowance through an increase to income in the period in which that determination is made. Subsequently recognized tax benefits associated with valuation allowances recorded in a business combination will be recorded as an adjustment to goodwill.

UTC has exposures related to tax filings in the ordinary course of business. UTC periodically assesses its liabilities and contingencies for all tax years under audit based upon the latest information available. For those matters where it is probable that an adjustment will be asserted, UTC has recorded its best estimate of the tax liability, including related interest charges, in its Consolidated Financial Statements. See Notes 2 and 9 to the Consolidated Financial Statements for further discussion.

GOODWILL AND INTANGIBLE ASSETS. UTC’s investments in businesses in 2004 totaled $1.3 billion, including approximately $220 million of debt assumed. The assets and liabilities of acquired businesses are recorded under the purchase method of accounting at their estimated fair values at the dates of acquisition. Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. UTC has recorded goodwill of $10.1 billion at December 31, 2004 and $9.3 billion at December 31, 2003.

Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subject to annual impairment testing. The identification and measurement of goodwill impairment involves the estimation of the fair value of reporting units. The estimates of fair value of reporting units are based on the best information available as of the date of the assessment, which primarily incorporate management assumptions about expected future cash flows and contemplate other valuation techniques. Future cash flows can be affected by changes in industry or market conditions or the rate and extent to which anticipated synergies or cost savings are realized with newly acquired entities. Although no goodwill impairment has been recorded to date, there can be no assurances that future goodwill impairments will not occur. See Note 2 to the Consolidated Financial Statements for further discussion.

PRODUCT PERFORMANCE. UTC extends performance and operating cost guarantees beyond its normal service and warranty policies for extended periods on some of its products, particularly commercial aircraft engines. Liability under such guarantees is based upon future product performance and durability. In addition, UTC incurs discretionary costs to service its products in connection with product performance issues. UTC accrues for such costs that are probable and can be reasonably estimated. The costs associated with these product performance and operating cost guarantees require estimates over the full terms of the agreements, and require management to consider factors such as the extent of future maintenance requirements and the future cost of material and labor to perform the services. These cost estimates are largely based upon historical experience. See Note 14 to the Consolidated Financial Statements for further discussion.

CONTRACTING WITH THE U.S. GOVERNMENT. UTC’s contracts with the U.S. Government are subject to government oversight and audit. Like many defense contractors, UTC has received audit reports, which recommend that certain contract prices should be reduced to comply with various government regulations. Some of these audit reports have involved substantial amounts. UTC has made voluntary refunds in those cases it believes appropriate. In addition, UTC accrues for liabilities associated with those government contracting matters that are probable and can be reasonably estimated. The inherent uncertainty related to the outcome of these matters can result in amounts materially different from any provisions made with respect to their resolution. See Note 15 to the Consolidated Financial Statements for further discussion. UTC recorded sales to the U.S. Government of $5.5 billion in 2004 and $5.3 billion in 2003.

EMPLOYEE BENEFIT PLANS. UTC and its subsidiaries sponsor domestic and foreign defined benefit pension and other postretirement plans. Major assumptions used in the accounting for these employee benefit plans include the discount rate, expected return on plan assets, rate of increase in employee compensation levels and health care cost increase projections. Assumptions are determined based on company data and appropriate market indicators, and are evaluated each year as of the plans’ measurement date. A change in any of these assumptions would have an effect on net periodic pension and postretirement benefit costs reported in the Consolidated Financial Statements.

Market interest rates declined in 2004 and as a result, the weighted-average discount rate used to measure pension liabilities and costs declined to 5.90%. Pension expense in 2005 is expected to be negatively impacted by this change and the amortization of prior investment losses. See Note 10 to the Consolidated Financial Statements for further discussion.

Results of Operations

IN MILLIONS OF DOLLARS	2004	2003	2002
Sales	$36,700	$30,723	$27,980
Financing revenues and other income, net	745	311	232

Revenues	$37,445	$31,034	$28,212

Consolidated revenues increased 21% in 2004 to $37.4 billion and increased 10% in 2003 to $31.0 billion. The 2004 and 2003 revenue increases reflect revenue contributed from acquisitions, (8% and 4%, respectively), primarily reflecting the July 2003 acquisition of Chubb, and the favorable impact of foreign currency translation (3% and 4%, respectively), primarily due to the continued strength of the euro in relation to the U.S. dollar.

The sales increase in 2004 reflects growth at Otis, Carrier, Pratt & Whitney, Hamilton Sundstrand and Sikorsky. Sales growth in 2003 reflects growth at Otis and Carrier and higher military revenues at Pratt & Whitney and Hamilton Sundstrand, partially offset by lower commercial aerospace volume and fewer helicopter shipments at Sikorsky.

Financing revenues and other income, net, increased $434 million (140%) in 2004 to $745 million and increased $79 million (34%) to $311 million in 2003. The 2004 increase reflects a $250 million payment from DaimlerChrysler in consideration for UTC’s release of DaimlerChrysler from certain commitments previously made in support of MTU Aero Engines GmBH, approximately $170 million of pretax interest income associated with the favorable settlement of claims and other disputed items related to the 1986 to 1993 U.S. Federal tax audits, and an approximate $60 million gain associated with the disposition of an interest in a joint venture. The 2003 increase reflects a $50 million gain at Otis associated with the exchange of equity interests in China.

IN MILLIONS OF DOLLARS	2004	2003	2002
Gross margin	$9,458	$8,192	$7,797
Gross margin percent	25.8%	26.7%	27.9%

Gross margin (gross margin represents product and service sales less cost of product and services sold) decreased nine-tenths of a percentage point in 2004 to 25.8% due primarily to higher restructuring charges ($420 million) in 2004. Gross margin also reflects the impact of increased commodity costs ($200 million), primarily at

Carrier and Otis, partially offset by margin improvement from higher commercial aerospace volume. Gross margin decreased 1.2 percentage points in 2003 to 26.7% due primarily to lower commercial aerospace spares volume and the absence of the approximately $100 million gain on the environmental insurance settlement recorded in 2002. These decreases were partially offset by margin improvement at Otis and lower restructuring charges ($111 million) in 2003.

IN MILLIONS OF DOLLARS	2004	2003	2002
Research and development — company funded	$1,267	$1,040	$1,203
Percent of sales	3.5%	3.4%	4.3%

UTC’s research and development spending includes both company and customer funded programs. Total research and development spending for UTC increased $232 million (9%) in 2004 to $2.9 billion and $228 million (10%) in 2003 to $2.6 billion.

Company funded research and development increased $227 million (22%) in 2004 and decreased $163 million (14%) in 2003. Approximately 75% of the 2004 increase is due to increased spending on commercial engine programs at Pratt & Whitney. The remainder primarily reflects increases at Carrier and Hamilton Sundstrand. The 2003 decrease is primarily due to lower spending in the commercial aerospace businesses, a technology funding arrangement at Pratt & Whitney Canada and lower spending on Sikorsky’s S-92 program, which received U.S. Federal Aviation Administration type certification during the fourth quarter of 2002. Company funded research and development spending is subject to the variable nature of program development schedules.

In addition to company funded programs, customer funded research and development was $1,585 million in 2004, $1,580 million in 2003, and $1,189 million in 2002. The 2003 increase of $391 million is primarily attributable to UTC’s Joint Strike Fighter program.

Company funded research and development spending for the full year 2005 is expected to increase slightly over 2004 levels. Combined company and customer funded research and development spending in 2005 is expected to be slightly lower than 2004.

IN MILLIONS OF DOLLARS	2004	2003	2002
Selling, general and administrative	$4,635	$3,816	$3,355
Percent of sales	12.6%	12.4%	12.0%

Selling, general and administrative expenses increased $819 million (21%) in 2004 and $461 million (14%) in 2003. The 2004 increase primarily reflects the July 2003 acquisition of Chubb (12%), the impact of foreign currency translation, primarily at Carrier and Otis, and higher restructuring charges (1%). The 2003 increase reflects the acquisition of Chubb (9%), partially offset by approximately $50 million (2%) lower restructuring charges.

IN MILLIONS OF DOLLARS	2004	2003	2002
Interest expense	$363	$375	$381

Interest expense decreased $12 million (3%) in 2004 and $6 million (2%) in 2003. The decrease in 2004 is due primarily to lower average long-term borrowings in 2004.

	2004	2003	2002
Average interest rate during the year:
Short-term borrowings	4.9%	5.2%	9.4%
Total debt	6.3%	6.5%	6.9%

The average interest rate during 2004 on short-term borrowings was less than that of total debt primarily due to higher commercial paper balances. The weighted-average interest rate applicable to debt outstanding at December 31, 2004 was 3.3% for short-term borrowings and 5.9% for total debt.

	2004	2003	2002
Effective income tax rate	26.2%	26.5%	26.5%

The effective tax rate for 2004, 2003 and 2002 reflects the tax benefit associated with the lower tax rate on international earnings, which UTC intends to permanently reinvest outside the United States. In 2004, UTC reached a settlement with the Internal Revenue Service (IRS) and obtained final review by the U.S. Congress Joint Commission on Taxation related to claims and other disputed items related to the 1986 to 1993 Federal tax audits. The 2004 effective tax rate reflects an approximate $80 million reduction in tax expense as a result of this settlement.

As described in Note 9 to the Consolidated Financial Statements, the 2003 rate also benefits from a $448 million tax loss associated with a non-core business (4.1%) substantially offset by a reduced benefit (4.0%) from international activities attributable to a recognition of foreign taxes as deductions and not credits for U.S. income tax purposes. The tax loss was attributable to a worthless stock deduction UTC was entitled to in 2003, relating primarily to a diminution in value of its subsidiary, International Comfort Products, USA (ICP, USA) and other events that fixed the loss in 2003, which included the transfer of certain of ICP, USA’s assets to Carrier and the sale of ICP, USA to a third party. The third party sale of the ICP, USA assets did not result in a significant loss for financial accounting purposes.

The 2002 rate reflects the benefit of increased use of certain tax planning strategies, including utilization of a capital loss carryback.

In the normal course of business, UTC and its subsidiaries are examined by various tax authorities, including the IRS. The IRS is currently auditing UTC’s Federal income tax returns for the tax years 1994 to 1999. UTC expects the examination phase of these audits to be completed in 2005. However, timing of final settlement of these periods is contingent upon resolution of any disputed issues that may arise from the examination. Although the outcome of these matters cannot presently be determined, UTC believes adequate provision has been made for any potential unfavorable financial statement impact.

The American Jobs Creation Act, signed into law in October of 2004, provides UTC an opportunity to repatriate up to $500 million of reinvested foreign earnings and to claim an 85% dividend received deduction against the repatriated amount. UTC is evaluating the effects of the repatriation provision and expects to make a decision on implementation later in 2005.

UTC expects its effective income tax rate in 2005 to approximate 28%, before any impact from ongoing tax examinations or repatriation under the American Jobs Creation Act.

For additional discussion of income taxes, see “Critical Accounting Estimates – Income Taxes” and Note 9 to the Consolidated Financial Statements.

IN MILLIONS OF DOLLARS	2004	2003	2002
Net income	$2,673	$2,236	$2,118
Diluted earnings per share	$5.29	$4.44	$4.19

Net income and diluted earnings per share increased $437 million (20%) and $.85 per share (19%) in 2004 compared to the full year 2003 and increased $118 million (6%) and $.25 per share (6%) in 2003 compared to the full year 2002. The favorable impact of foreign currency translation contributed $.18 per share and $.23 per share in 2004 and 2003, respectively.

Restructuring and Other Costs

During 2004, UTC recorded net pre-tax restructuring and related charges totaling $632 million for new and ongoing restructuring actions. UTC recorded these charges in the segments as follows: Otis $144 million, Carrier $241 million, Pratt & Whitney $152 million, Hamilton Sundstrand $71 million, Sikorsky $9 million and Eliminations and other $15 million. The charges include $546 million in cost of sales, $74 million in selling, general and administrative expenses and $12 million in other income. As described below, these charges relate to actions initiated during 2004 and 2003. For a discussion of restructuring actions associated with business acquisitions, see Note 2 to the Consolidated Financial Statements.

2004 Actions During 2004, UTC initiated restructuring actions relating to ongoing cost reduction efforts, including workforce reductions and the consolidation of manufacturing, sales and service facilities including Carrier’s McMinnville, Tennessee commercial air conditioning and ventilation product manufacturing facility, Otis’ Stadthagen, Germany escalator manufacturing facility and Pratt & Whitney’s Space Propulsion facility located in San Jose, California. During 2004, net pre-tax restructuring and related charges, totaling $542 million, included $458 million recorded in cost of sales, $72 million in selling, general and administrative expenses and $12 million in other income. These charges were recorded in UTC’s segments as follows: Otis $120 million, Carrier $179 million, Pratt & Whitney $149 million, Hamilton Sundstrand $70 million, Sikorsky $9 million and Eliminations and other $15 million. These charges included $324 million for severance and related employee termination costs, $79 million for asset write-downs, including impairments, largely related to manufacturing assets and exiting facilities that will no longer be utilized, and $139 million for facility exit and lease termination costs.

The 2004 actions are expected to result in net workforce reductions of approximately 5,700 hourly and salaried employees, the exiting of approximately 5.9 million net square feet of facilities and the disposal of assets associated with the exited facilities. Approximately 60% of the total pre-tax charge will require cash payments, which will be primarily funded by cash generated from operations. UTC had pre-tax cash outflows related to the 2004 programs of approximately $136 million. Savings are expected to increase over a two-year period resulting in recurring pre-tax savings of approximately $290 million annually. As of December 31, 2004, net workforce reductions of approximately 3,500 employees have been completed and 1.0 million net square feet of facilities have been exited. The remaining workforce and facility related cost reduction actions are targeted for completion in 2005 and early 2006. A significant portion of the remaining square footage to be eliminated under the 2004 actions relates to facilities at Carrier and Pratt & Whitney. Additional restructuring and related charges of $128 million are expected to be incurred to complete these actions. As of December 31, 2004, $206 million of severance and related costs and $11 million of facility exit and lease termination accruals remain.

2003 Actions During 2004, UTC recorded net pre-tax restructuring and related charges of $90 million for actions initiated in 2003. These charges relate to ongoing cost reduction efforts, including workforce reductions and the consolidation of manufacturing, sales and service facilities including Carrier’s Syracuse, New York–based container refrigeration and compressor manufacturing operations and Otis’ Bloomington, Indiana-based manufacturing, distribution and field tool operations. The charges included $88 million recorded in cost of sales and $2 million in selling, general and administrative expenses. These charges were recorded in UTC’s segments as follows: Otis $24 million, Carrier $62 million, Pratt & Whitney $3 million and Hamilton Sundstrand $1 million. The charges included $21 million for severance and related employee termination costs and $69 million for facility exit and lease termination costs.

The 2003 actions are expected to result in net workforce reductions of approximately 4,200 hourly and salaried employees, the exiting of approximately 1.9 million net square feet of facilities and the disposal of assets associated with the exited facilities. Approximately 60% of the total pre-tax charge will require cash payments, which will be primarily funded by cash generated from operations. UTC had pre-tax cash outflows of approximately $94 million related to the 2003 programs during 2004. Savings are expected to increase over a two-year period resulting in recurring pre-tax savings of approximately $165 million annually. As of December 31, 2004, net workforce reductions of approximately 4,000 employees have been completed and 1.5 million net square feet of facilities have been exited. The balance of the remaining workforce and facility related cost reduction actions are targeted for completion through early 2005. As of December 31, 2004, the 2003 actions have been completed substantially as planned with approximately $6 million of expected costs remaining to be incurred during 2005. As of December 31, 2004, $13 million of severance and related costs and $7 million of facility exit and lease termination accruals remain.

2005 Actions UTC may initiate additional restructuring actions in 2005 through its continuing cost reduction efforts. No specific plans for significant new actions have been finalized at this time.

Segment Review

	Revenues			Operating Profits			Operating Profit Margin
IN MILLIONS OF DOLLARS	2004	2003	2002	2004	2003	2002	2004	2003	2002
Otis	$8,937	$7,882	$6,770	$1,413	$1,301	$987	15.8%	16.5%	14.6%
Carrier	10,620	9,232	8,759	830	853	723	7.8%	9.2%	8.3%
Chubb	2,879	1,135	—	130	53	—	4.5%	4.7%	—
Pratt & Whitney	8,281	7,484	7,629	1,083	1,063	1,226	13.1%	14.2%	16.1%
Hamilton Sundstrand	3,921	3,598	3,445	583	554	536	14.9%	15.4%	15.6%
Sikorsky	2,506	2,184	2,179	200	190	164	8.0%	8.7%	7.5%

Revenues, operating profits and operating profit margins of UTC’s principal segments include the results of all majority-owned subsidiaries, consistent with the management reporting of these businesses. For certain of these subsidiaries, minority shareholders have rights, which overcome the presumption of control. In UTC’s consolidated results, these subsidiaries are accounted for using the equity method of accounting. As a result of the adoption of FASB Interpretation No. 46R “Consolidation of Variable Interest Entities – an Interpretation of ARB No. 51,” certain of these subsidiaries are now consolidated. See Note 16 to the Consolidated Financial Statements for further discussion. Adjustments to reconcile segment reporting to consolidated results are included in “Eliminations and other,” which also includes certain small subsidiaries.

In the fourth quarter of 2004, UTC began to separately report Hamilton Sundstrand and Sikorsky. All prior periods have been restated to conform with the new reporting structure.

2004 Compared to 2003

OTIS revenues increased $1,055 million (13%) in 2004 reflecting increases in all geographic regions. The 2004 increase reflects the favorable impact of foreign currency translation (6%), new equipment and aftermarket volume growth (5%) and the impact of acquisitions (2%).

Otis operating profits increased $112 million (9%) in 2004 compared to 2003. The operating profit increase reflects profit improvement at constant currency (12%), primarily in Europe and Asia, and the favorable impact of foreign currency translation (7%), partially offset by higher restructuring charges (6%) and the absence in 2004 of an approximate $50 million (4%) non-cash gain in 2003 associated with an exchange of equity interests in China.

CARRIER revenues increased $1,388 million (15%). The 2004 increase reflects volume growth (9%), with North America HVAC contributing 45% of the increase, Asia-25%, transport refrigeration-20%, and Europe-10%, the favorable impact of foreign currency translation (3%) and the impact of acquisitions (3%), primarily reflecting the fourth quarter acquisition of Linde.

Carrier’s operating profits decreased $23 million (3%) in 2004. Higher restructuring costs (21%) and unfavorable commodity pricing (14%) in 2004 more than offset profit improvements from higher volume and factory productivity (28%), primarily attributable to the transport refrigeration, Europe and North America HVAC businesses, and the favorable impact of foreign currency translation (4%).

CHUBB revenues and operating profit for the full year of 2004 totaled $2,879 million and $130 million, respectively, compared to $1,135 million and $53 million reported for five months of 2003. Approximately 80% of the reported revenues and operating profit in 2004 and 2003 were contributed by fire and security services in Australasia, the United Kingdom and Continental Europe. Fire protection revenues increased in the last five months of 2004 compared to the same period in 2003, due largely to the favorable impact of foreign currency translation. Operating profit margin was relatively flat for the last five months of 2004 compared to the same period of 2003.

PRATT & WHITNEY revenues increased $797 million (11%) in 2004. The 2004 increase is due primarily to higher commercial aerospace revenues (9%), mainly related to higher engine shipments at Pratt & Whitney Canada and higher commercial aftermarket volume. Military aerospace revenues were relatively flat in 2004 compared to 2003.

Pratt & Whitney operating profits increased $20 million (2%) in 2004 due primarily to increased commercial aerospace profits (29%), reflecting higher volume at Pratt & Whitney Canada and higher volume, cost reduction and productivity in the commercial aftermarket business, partially offset by higher company funded research and development spending (15%) and higher restructuring charges (13%). The 2004 and 2003 results each reflect approximately $40 million of costs associated with a collaboration accounting matter.

HAMILTON SUNDSTRAND revenues increased $323 million (9%) in 2004. The increase was due to higher aerospace revenues (4%), and higher industrial revenues (4%), and the favorable impact of foreign currency translation of approximately 2%. The aerospace revenues reflect both higher original equipment and aftermarket volumes.

Hamilton Sundstrand operating profit increased $29 million (5%) in 2004. The operating profit increase was due primarily to higher aerospace profits (9%), and higher industrial profits (4%), partially offset by higher restructuring charges in 2004 (8%). The aerospace results reflect higher aftermarket volumes.

SIKORSKY revenues increased $322 million (15%) in 2004. The increase was due primarily to higher helicopter program revenues (11%) and aftermarket revenues (6%), partially offset by lower Comanche revenues (2%).

Sikorsky’s operating profit increased $10 million (5%) in 2004. The increase reflects the profit impact of the increased helicopter and aftermarket revenues (18%), offset by lower Comanche profits (9%) and higher restructuring charges (4%).

2003 Compared to 2002

OTIS revenues increased $1,112 million (16%) in 2003 reflecting increases in all geographic regions, particularly Asia and Europe. The revenue increase reflects the favorable impact of foreign currency translation (9%), the impact of acquisitions (2%), and volume growth within the businesses (5%). The favorable impact of foreign currency translation reflects the continued strength of the euro in relation to the U.S. dollar.

Otis operating profits increased $314 million (32%) in 2003. The operating profit increase reflects strong profit improvement in Asia and Europe, at constant currency, and the favorable impact of foreign currency translation (12%). Otis’ operating profit in 2003 also includes a non-cash gain of approximately $50 million (5%) associated with an exchange of certain equity interests in China. Restructuring and related charges at Otis were comparable in 2003 and 2002.

CARRIER revenues increased $473 million (5%) in 2003. The increase primarily reflects the favorable impact of foreign currency translation (4%) and growth in transport refrigeration (2%), which were partially offset by weakness in global commercial HVAC and North American commercial refrigeration. The favorable impact of foreign currency translation primarily reflects the strengthening of the euro in relation to the U.S. dollar.

Carrier’s operating profits increased $130 million (18%) in 2003. The increase reflects lower restructuring charges (7%), the favorable impact of foreign currency translation (6%) and (5%) attributable to higher volume in the transport refrigeration business and the benefits of cost reduction and productivity actions, partially offset by lower profits in commercial refrigeration and continued unfavorable pricing trends in global commercial HVAC.

CHUBB revenues and operating profits were $1,135 million and $53 million, respectively, for the five-month period ended December 31, 2003. Security services in Australasia, United Kingdom and Europe represent the majority of the reported revenue and operating profit for 2003.

PRATT & WHITNEY revenues decreased $145 million (2%) in 2003. The decrease was due primarily to decreased commercial aerospace volume (8%), reflecting lower commercial aftermarket and engine volume, which was largely offset by higher military aerospace revenues (8%), due primarily to higher development revenues.

Pratt & Whitney operating profits decreased $163 million (13%) in 2003, reflecting lower commercial aerospace profits (29%), due primarily to lower commercial aftermarket volume, and costs associated with a collaboration accounting matter (3%). These decreases were partially offset by the profit impact of increased military aerospace revenues (10%), and lower research and development costs (9%) primarily reflecting a technology funding arrangement at Pratt & Whitney Canada. The 2002 commercial aerospace profit also includes

PW6000 costs which were partially offset by the favorable impact of commercial engine contract changes, both recorded in the first quarter of 2002.

HAMILTON SUNDSTRAND revenues increased $153 million (4%) in 2003. The increase reflects the favorable impact of foreign currency translation (3%) and higher industrial revenues (1%).

Hamilton Sundstrand operating profit increased $18 million (3%) in 2003. The operating profit increase reflects lower restructuring charges in 2003 (3%). The 2003 results also reflect lower aftermarket volumes, the favorable impact of a third quarter 2003 commercial contract termination and the estimated cost of a pending commercial litigation matter, the net impact of which were not material, and the favorable impact of foreign currency translation (2%).

SIKORSKY revenues increased $5 million (less than 1%) in 2003. The increase was due to higher aftermarket revenues (11%), resulting in part from the acquisition of Derco largely offset by lower helicopter program revenues (11%), primarily military.

Sikorsky’s operating profit increased $26 million (16%) in 2003. The increase was due to lower research and development spending, primarily reflecting lower S-92 post-certification spending.

Liquidity and Financing Commitments

IN MILLIONS OF DOLLARS	2004	2003
Cash and cash equivalents	$2,265	$1,623
Total debt	5,591	5,301
Net debt (total debt less cash)	3,326	3,678
Shareowners’ equity	14,266	11,953
Total capitalization (debt plus equity)	19,857	17,254
Net capitalization (debt plus equity less cash and cash equivalents)	17,592	15,631
Debt to total capitalization	28%	31%
Net debt to net capitalization	19%	24%

Management assesses UTC’s liquidity in terms of its ability to generate cash to fund its operating, investing and financing activities. Significant factors affecting the management of liquidity are: cash flows generated from operating activities, capital expenditures, customer financing requirements, investments in businesses, dividends, Common Stock repurchases, pension funding, adequacy of available bank lines of credit, and the ability to attract long-term capital with satisfactory terms.

OPERATING CASH FLOWS. Net cash provided by operating activities in 2004 was $3,596 million compared to $2,827 million in 2003. The increase is primarily due to improved operating performance in 2004, and a $250 million payment from the settlement with DaimlerChrysler in the first quarter of 2004 and lower cash contributions to UTC’s pension plans. Pre-tax cash outflows associated with restructuring and other actions, including costs not accruable or contemplated when the actions were initiated, were $230 million in 2004 and $246 million in 2003. UTC expects pre-tax cash outflows associated with restructuring actions to increase approximately 20% in 2005. In addition, pre-tax cash outflows associated with liabilities established in connection with acquisitions are expected to increase in 2005.

The funded status of UTC’s pension plans is dependent upon many factors, including returns on invested assets, level of market interest rates and levels of voluntary contributions to the plans. Declines in long-term interest rates have had a negative impact on the funded status of the plans. During 2004 and 2003, UTC made voluntary cash contributions of $906 million and $994 million, respectively, to its defined benefit pension plans. These contributions are reported as an increase in other assets in the Consolidated Balance Sheet. UTC can contribute cash or stock to these plans at its discretion within certain limits, and plans to make an additional $500 million of cash contributions in 2005. As of December 31, 2004, the total investment by the defined benefit pension plans in UTC’s securities is approximately 4% of total plan assets.

INVESTING CASH FLOWS. Cash used in investing activities was $1,762 million in 2004 compared to $1,761 million in 2003. The 2004 activity reflects investments in businesses of $1.1 billion, consistent with 2003 levels, a decrease in net customer financing requirements and higher capital expenditures. Cash spending for investments included spending across the businesses in 2004 and primarily included UTC’s initial purchase of slightly less than 20% of the outstanding shares of Kidde ($450 million) and Carrier’s fourth quarter acquisition of the Linde commercial refrigeration business ($324 million). The final purchase price of Linde is subject to many factors including finalization of the value of certain assets and liabilities and integration investments necessary to leverage scale across complementary refrigeration products and platforms. As of February 10, 2005, UTC continued to own slightly less than 20% of the outstanding shares of Kidde. UTC owned and had received valid tenders or agreements to tender as of February 10, 2005 with respect to approximately 79.82 percent of the issued Kidde shares. Cash spending for acquisitions in 2003 totaled $1.1 billion, primarily reflecting UTC’s acquisition of Chubb for approximately $900 million of cash and $1.1 billion of debt assumed. UTC expects total investments in businesses in 2005 to approximate $4 billion, including $2.5 billion for acquisition of the remaining shares of Kidde and $1.5 billion for other potential acquisitions. However, actual acquisition spending may vary depending upon the timing and availability of appropriate acquisition opportunities.

Capital expenditures increased $265 million in 2004 to $795 million and are expected to further increase in 2005 to again approximate depreciation levels.

Customer financing activities used net cash of $51 million in 2004, compared to $233 million in 2003, reflecting decreased customer requirements for financing. While UTC expects that customer financing will be a net use of cash in 2005, actual funding is subject to usage under existing customer financing arrangements. At December 31, 2004, UTC had financing and rental commitments of $838 million related to commercial aircraft, of which as much as $292 million may be required to be disbursed in 2005. UTC may also arrange for third-party investors to assume a portion of its commitments. Refer to Note 4 to the Consolidated Financial Statements for additional discussion of UTC’s commercial aerospace industry assets and commitments.

FINANCING CASH FLOWS. Net cash flow used in financing was $1,299 million in 2004 compared to $1,648 million in 2003, primarily reflecting lower debt repayments, due in part to repayment in 2003 of $1.1 billion of debt assumed in the Chubb acquisition, and increased commercial paper borrowings, partially offset by higher share repurchases. Financing cash outflows for 2004 and 2003 include UTC’s repurchase of 10.9 million and 5.9 million shares of Common Stock for $992 million and $401 million, respectively. Share repurchase continues to be a significant use of UTC’s cash flows and is expected to offset the dilutive effect of the issuance of stock and options under the stock-based employee benefit programs. In October 2002, UTC announced that the Board of Directors authorized the repurchase of up to 30 million shares. At December 31, 2004, approximately 8.5 million shares remain available for repurchase under the authorized program. UTC expects total share repurchases in 2005 to approximate $600 million; however, total repurchases may vary depending upon the level of other investing activities.

At December 31, 2004, UTC had credit commitments from banks under two revolving agreements. The first commitment, which totals $1.5 billion, serves as a back-up facility for issuance of commercial paper. In December 2004, UTC entered into a second 364 day revolving credit agreement for $2.5 billion in support of UTC’s offer to acquire Kidde in 2005. At December 31, 2004, there were no borrowings under the revolving credit agreements. In addition, at December 31, 2004, approximately $1.7 billion was available under short-term lines of credit with local banks at UTC’s various domestic and international subsidiaries.

At December 31, 2004, up to approximately $2 billion of additional debt and equity securities could be issued under shelf registration statements on file with the Securities and Exchange Commission.

Dividends paid on Common Stock increased in 2004 reflecting in part the Board of Directors’ approvals of a 10% and a 30% increase in its dividend payable, effective in the second and fourth quarters of 2003, to 27 and 35 cents per common share, respectively. In February 2005, the Board of Directors approved a 26% increase in its dividend payable in the first quarter of 2005.

During the fourth quarter of 2003, the 10.6 million convertible preferred shares held in the Employee Stock Ownership Plan (ESOP) were converted to 42.5 million of common shares. The conversion had no effect on diluted earnings per share and slightly decreased the debt-to-capital ratio as shares were reclassified as equity.

UTC’s shareowners’ equity is impacted by a variety of factors, including those items that are not reported in earnings but are reported directly in equity, such as foreign currency translation, minimum pension liability adjustments, unrealized holding gains and losses on available-for-sale securities and cash flow hedging transactions. See the Consolidated Statement of Changes in Shareowners’ Equity for information on such non-shareowners’ changes.

UTC manages its worldwide cash requirements considering available funds among the many subsidiaries through which it conducts its business and the cost effectiveness with which those funds can be accessed. The repatriation of cash balances from certain of UTC’s subsidiaries could have adverse tax consequences; however, those balances are generally available without legal restrictions to fund ordinary business operations. UTC has and will continue to transfer cash from those subsidiaries to the parent and to other international subsidiaries when it is cost effective to do so.

UTC believes that existing sources of liquidity are adequate to meet anticipated borrowing needs at comparable risk-based interest rates for the foreseeable future. Although uncertainties in acquisition spending could cause modest variations at times, management anticipates that the level of debt to capital will remain generally consistent with recent levels. The anticipated level of debt to capital is expected to be sufficient to satisfy UTC’s various cash flow requirements, including acquisition spending, continued Common Stock repurchases and pension funding as needed.

Off-Balance Sheet Arrangements and Contractual Obligations

UTC extends a variety of financial guarantees to third parties in support of unconsolidated affiliates and for potential financing requirements of commercial aerospace customers. UTC also has obligations arising from sales of certain businesses and assets, including representations and warranties and related indemnities for environmental, health and safety, tax and employment matters. Circumstances that could cause the contingent obligations and liabilities arising from these arrangements to come to fruition are changes in an underlying transaction (e.g., hazardous waste discoveries, adverse tax audit, etc.), non-performance under a contract, customer requests for financing or deterioration in the financial condition of the guaranteed party.

A summary of UTC’s consolidated contractual obligations and commitments as of December 31, 2004 is as follows:

IN MILLIONS OF DOLLARS

Contractual Obligations	Total	Payments Due by Period
		Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt	$4,271	$40	$741	$472	$3,018
Operating leases	1,138	330	420	199	189
Purchase obligations	6,495	3,239	1,262	676	1,318
Other long-term liabilities	3,229	686	734	611	1,198

Total contractual obligations	$15,133	$4,295	$3,157	$1,958	$5,723

Purchase obligations include amounts committed under legally enforceable contracts or purchase orders for goods and services with defined terms as to price, quantity, delivery and termination liability. Approximately 38% of the purchase obligations disclosed above represent purchase orders for products to be delivered under firm contracts with the U.S. Government for which UTC has full recourse under normal contract termination clauses. In addition, as disclosed in Note 10 to the Consolidated Financial Statements, UTC expects to make $500 million of voluntary contributions to its pension plans in 2005, which have been excluded from the table above.

Other long-term liabilities primarily include those amounts on UTC’s December 31, 2004 balance sheet representing obligations under product service and warranty policies, performance and operating cost guarantees, estimated environmental remediation costs and payments under employee benefit programs. The timing of cash flows associated with these obligations are based upon management’s estimates over the terms of these agreements and are largely based upon historical experience.

IN MILLIONS OF DOLLARS

Commercial Commitments	Committed	Amount of Commitment Expiration per Period
		Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Commercial aerospace financing and rental commitments	$838	$292	$208	$253	$85
IAE financing arrangements	1,224	417	88	55	664
Unconsolidated subsidiary debt guarantees	160	127	8	—	25
Commercial aerospace financing arrangements	163	39	7	3	114
Commercial customer financing arrangements	61	61	—	—	—
Performance guarantees	111	29	55	27	—

Total commercial commitments	$2,557	$965	$366	$338	$888

Refer to Notes 4, 8, 14 and 15 to the Consolidated Financial Statements for additional discussion on contractual and commercial commitments.

Market Risk and Risk Management

UTC is exposed to fluctuations in foreign currency exchange rates, interest rates and commodity prices. To manage certain of those exposures, UTC uses derivative instruments, including swaps, forward contracts and options. Derivative instruments utilized by UTC in its hedging activities are viewed as risk management tools, involve little complexity and are not used for trading or speculative purposes. UTC diversifies the counterparties used and monitors the concentration of risk to limit its counterparty exposure.

UTC has evaluated its exposure to changes in foreign currency exchange rates, interest rates and commodity prices in its market risk sensitive instruments, which are primarily cash, debt and derivative instruments, using a value at risk analysis. Based on a 95% confidence level and a one-day holding period, at December 31, 2004, the potential loss in fair value of UTC’s market risk sensitive instruments was not material in relation to UTC’s financial position, results of operations or cash flows. UTC’s calculated value at risk exposure represents an estimate of reasonably possible net losses based on volatilities and correlations and is not necessarily indicative of actual results. Refer to Notes 1, 8, 12 and 13 to the Consolidated Financial Statements for additional discussion of foreign currency exchange, interest rates and financial instruments.

FOREIGN CURRENCY EXPOSURES. UTC has a large volume of foreign currency exposures that result from its international sales, purchases, investments, borrowings and other international transactions. International segment revenues, including U.S. export sales, averaged approximately $18 billion over the last three years. UTC actively manages foreign currency exposures that are associated with committed foreign currency purchases and sales and other assets and liabilities created in the normal course of business at the operating unit level. Exposures that cannot be naturally offset within an operating unit to an insignificant amount are hedged with foreign currency derivatives. UTC also has a significant amount of foreign currency net asset exposures. Currently, UTC does not hold any derivative contracts that hedge its foreign currency net asset exposures but may consider such strategies in the future.

UTC’s cash position includes amounts denominated in foreign currencies. UTC manages its worldwide cash requirements considering available funds among its many subsidiaries and the cost effectiveness with which these funds can be accessed. The repatriation of cash balances from certain of UTC’s subsidiaries could have adverse tax consequences. However, those balances are generally available without legal restrictions to fund ordinary business operations. UTC has and will continue to transfer cash from those subsidiaries to the parent and to other international subsidiaries, when it is cost effective to do so.

INTEREST RATE EXPOSURES. UTC’s long-term debt portfolio consists mostly of fixed-rate instruments. Due to recent declines in market interest rates, a portion of that portfolio is hedged with fixed for floating interest rate swaps. The hedges are designated as fair value hedges and the gains and losses on the swaps are reported in interest expense, reflecting that portion of interest expense at a variable rate. From time to time UTC issues commercial paper, which exposes UTC to changes in interest rates.

COMMODITY PRICE EXPOSURES. UTC is exposed to volatility in the prices of raw materials used in some of its products and uses forward contracts in limited circumstances to manage some of those exposures. The forward contracts are designated as hedges of the cash flow variability that results from the forecasted purchases. Gains and losses on those derivatives are deferred in other comprehensive income to the extent they are effective as hedges and reclassified into cost of products sold in the period in which the hedged transaction impacts earnings.

Environmental Matters

UTC’s operations are subject to environmental regulation by federal, state and local authorities in the U.S. and regulatory authorities with jurisdiction over its foreign operations. As a result, UTC has established, and continually updates, policies relating to environmental standards of performance for its operations worldwide. UTC believes that expenditures necessary to comply with the present regulations governing environmental protection will not have a material effect upon its competitive position, consolidated financial position, results of operations or cash flows.

UTC has identified approximately 494 locations, mostly in the United States, at which it may have some liability for remediating contamination. UTC does not believe that any individual location’s exposure will have a material effect on the results of operations of UTC. Sites in the investigation or remediation stage represent approximately 96% of UTC’s accrued environmental liability.

UTC has been identified as a potentially responsible party under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA or Superfund) at approximately 106 sites. The number of Superfund sites, in and of itself, does not represent a relevant measure of liability because the nature and extent of environmental concerns vary from site to site and UTC’s share of responsibility varies from sole responsibility to very little responsibility. In estimating its liability for remediation, UTC considers its likely proportionate share of the anticipated remediation expense and the ability of other potentially responsible parties to fulfill their obligations.

At December 31, 2004, UTC had $436 million reserved for environmental remediation. Cash outflows for environmental remediation were $49 million in 2004, $32 million in 2003 and $42 million in 2002. UTC estimates that ongoing environmental remediation expenditures in each of the next two years will not exceed $60 million.

Government Matters

As described in the “Critical Accounting Estimates – Contracting with the U. S. Government,” UTC’s contracts with the U.S. Government are subject to audits. Such audits may recommend that certain contract prices should be reduced to comply with various government regulations. UTC is also the subject of one or more investigations and legal proceedings initiated by the U.S. Government with respect to government contract matters.

In one of these legal proceedings, UTC received a demand notice in 2003 for $755 million from the U.S. Department of Defense (DoD) relating to an ongoing dispute over Pratt & Whitney’s government cost accounting practices for engine parts received from its partners on certain commercial engine collaboration programs from 1984 to the present. This matter was previously disclosed by UTC and is described in Note 15 to the Consolidated Financial Statements. In July 2001, the U.S. Armed Services Board of Contract Appeals (ASBCA) ruled that Pratt & Whitney’s accounting for these parts was in compliance with U.S. Government Cost Accounting Standards (CAS). The DoD appealed the ruling to the Court of Appeals for the Federal Circuit and in January 2003, the Court reversed the ASBCA’s decision and remanded the case back to the ASBCA. The case is currently pending before the ASBCA.

In addition, and as previously disclosed, the U.S. Department of Justice (DOJ) filed a complaint against UTC in 1999 under the civil False Claims Act and other theories related to the “Fighter Engine Competition” between Pratt & Whitney’s F100 engine and GE’s F110 engine. The DOJ alleges that the Government overpaid for engines because Pratt & Whitney inflated certain costs and withheld data. The Government claims damages of $624 million. UTC believes this estimate is substantially overstated, denies any liability and is vigorously defending the matter. Trial of this matter was completed in December 2004 and a decision is expected in 2005. This matter is described in Note 15 to the Consolidated Financial Statements.

Should the U.S. Government ultimately prevail with respect to one or more of the significant government contracting matters, the outcome could result in a material effect on UTC’s results of operations in the period the matter is resolved. However, UTC believes that the resolution of these matters will not have a material adverse effect on UTC’s results of operations, competitive position, cash flows or financial condition.

As previously disclosed, the European Commission’s competition directorate conducted inspections in early 2004 at offices of UTC’s Otis subsidiary in Berlin, Brussels, Luxembourg and Paris. The inspections relate to the Commission’s ongoing investigation of possible unlawful collusive arrangements involving the elevator and escalator industry in Europe. UTC is cooperating fully with the Commission’s investigation. Based on the results of its own internal investigation, UTC believes that some Otis employees in limited European locations engaged in activities at a local level in violation of Otis and UTC policies, and may have violated applicable competition law. It is still too early in the Commission’s investigation for UTC to reasonably estimate the civil fines to which it would likely be subject. The aggregate amount of such fines, if ultimately imposed, could be material to UTC’s operating results for the period in which the liability would be recognized or cash flows for the period in which the fines would be paid. UTC does not believe that any such fines would have a material adverse effect on UTC’s financial condition, or that the resolution of this matter would have a material adverse effect on Otis’ competitive position.

Additional discussion of UTC’s environmental, U.S. Government contract matters, product performance and other contingent liabilities is included in “Critical Accounting Estimates” and Notes 1, 14 and 15 to the Consolidated Financial Statements. For additional discussion of UTC’s legal proceedings, see Item 3 “Legal Proceedings,” in UTC’s Form 10-K for 2004.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). The standard, which is effective for awards issued after June 15, 2005, requires that all equity-based compensation be recorded in the financial statements at the grant date fair value. UTC has elected to adopt the standard as of January 1, 2005 as permitted by the early adoption provisions in the standard, using the modified retrospective transition method described in SFAS 123(R). In accordance with the standard, all periods prior to January 1, 2005 have been restated to reflect the impact of the standard as if it had been adopted on January 1, 1995, the original effective date of SFAS No. 123, “Accounting for Stock-Based Compensation.” See Note 10 to the Consolidated Financial Statements for additional discussion of the effects of adopting SFAS 123(R).

UTC expects its 2005 stock option expense to approximate 2004 levels. The adoption of SFAS 123R did not have a material impact on UTC’s cash flows or financial condition.

Cautionary Note Concerning Factors

That May Affect Future Results

This Annual Report contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other materials released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for the future operating and financial performance of UTC, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as: “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate” and other words of similar meaning in connection with a discussion of future operating or financial performance. These include, among others, statements relating to:

•	Future earnings and other measurements of financial performance

•	Future cash flow and uses of cash

•	The effect of economic downturns or growth in particular regions

•	The effect of changes in the level of activity in particular industries or markets

•	The availability and cost of materials, components, services and supplies

•	The scope, nature or impact of acquisition activity and integration into UTC’s businesses

•	Product developments and new business opportunities

•	Restructuring costs and savings

•	The outcome of contingencies

•	Future repurchases of Common Stock

•	Future levels of indebtedness and capital spending

•	Pension plan assumptions and future contributions

All forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For additional information identifying factors that may cause actual results to vary materially from those stated in the forward-looking statements, see UTC’s reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission from time to time. UTC’s Annual Report on Form 10-K for 2004 includes important information as to risk factors in the “Business” section under the headings “Description of Business by Segment” and “Other Matters Relating to UTC’s Business as a Whole,” and in the “Legal Proceedings” section.